Exhibit 99.17

ISSN 1718-8369

Volume 6, number 8	April 5, 2012
AS AT DECEMBER 31, 2011

Highlights for December 2011

❑	Budgetary revenue in December amounts to $6.0 billion, up $309 million compared to last year. Own-source revenue amounts to $4.7 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $5.8 billion, up $128 million compared to last year.

❑	Debt service amounts to $606 million, up $10 million compared to December 2010.

❑	A deficit of $449 million was posted in December 2011, compared to $317 million in December of last year.

❑	Taking the $61 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $510 million.

On the basis of the cumulative results as at December 31, 2011, the budgetary balance within the meaning of the Balanced Budget Act amounts to a deficit of $2.5 billion. As forecast in the 2012-2013 Budget of last March 20, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.3 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December		April to December		2012-2013 Budget
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	4 403	4 747	33 780	36 462	50 364	6.6
Federal transfers	1 309	1 274	11 496	11 300	15 175	- 1.6
Total	5 712	6 021	45 276	47 762	65 539	4.6
BUDGETARY EXPENDITURE
Program spending	- 5 713	- 5 841	- 44 047	- 45 306	- 61 384	2.0
Debt service	- 596	- 606	- 5 199	- 5 496	- 7 452	6.7
Total	- 6,309	- 6 447	- 49 246	- 50 802	- 68 836	2.5
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	220	- 75	1 054	599	342	—
Health and social services and education networks	- 1	- 9	- 101	- 53	- 45	—
Generations Fund	61	61	474	550	848	—
Total	280	- 23	1 427	1 096	1 145	—
Contingency reserve	—	—	—	—	- 300	—
DEFICIT	- 317	- 449	- 2 543	- 1 944	- 2 452	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 61	- 61	- 474	- 550	- 848	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 378	- 510	- 3 017	- 2 494	- 3 300	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at December 31, 2011

Budgetary balance

❑	For the period from April 2011 to December 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $2.5 billion.

Budgetary revenue

❑	As at December 31, 2011, budgetary revenue amounts to $47.8 billion, $2.5 billion more than as at December 31, 2010.

	—	Own-source revenue stands at $36.5 billion, $2.7 billion more than last year.

	—	Federal transfers amount to $11.3 billion, down $196 million compared to December 31, 2010.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $50.8 billion, an increase of $1.6 billion, or 3.2%, compared to last year.

—	For the first nine months of the fiscal year, program spending rose by $1.3 billion, or 2.9%, and stands at $45.3 billion. The increase forecast for 2011-2012 in the budget last March 20 is 2.0%.

	–	The most significant changes are in the Health and Social Services ($628 million), Education and Culture ($412 million) and Support for Individuals and Families ($189 million) missions.

–

The pace of program spending is faster in 2011-2012 because of the allocation details of certain grants, including those relating to the health and social services and the education networks. Given that the steps taken to control expenditure will continue to have an impact at the beginning of 2012, the expenditure target should be reached.

—	Debt service stands at $5.5 billion, an increase of $297 million or 5.7% compared to last year.

Consolidated entities

❑	As at December 31, 2011, the results of consolidated entities show a surplus of $1.1 billion. These results include:

—	a surplus of $599 million for non-budget-funded bodies and special funds;

—	a $53-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $550 million.

Net financial requirements

❑

As at December 31, 2011, consolidated net financial requirements stand at $8.3 billion, an increase of $258 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December			April to December
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	4 403	4 747	344	33 780	36 462	2 682
Federal transfers	1 309	1 274	- 35	11 496	11 300	- 196
Total	5 712	6 021	309	45 276	47 762	2 486
BUDGETARY EXPENDITURE
Program spending	- 5 713	- 5 841	- 128	- 44 047	- 45 306	- 1 259
Debt service	- 596	- 606	- 10	- 5 199	- 5 496	- 297
Total	- 6 309	- 6 447	- 138	- 49 246	- 50 802	- 1 556
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	220	- 75	- 295	1 054	599	- 455
Health and social services and education networks	- 1	- 9	- 8	- 101	- 53	48
Generations Fund	61	61	—	474	550	76
Total	280	- 23	- 303	1 427	1 096	- 331
DEFICIT	- 317	- 449	- 132	- 2 543	- 1 944	599
Consolidated non-budgetary requirements	- 1 790	- 2 285	- 495	- 5 535	- 6 392	- 857
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 107	- 2 734	- 627	- 8 078	- 8 336	- 258

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	December			April to December
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 966	2 085	6.1	13 425	13 997	4.3
Contributions to Health Services Fund	481	504	4.8	4 291	4 477	4.3
Corporate taxes	309	238	- 23.0	2 168	2 449	13.0
Consumption taxes	1 099	1 355	23.3	9 741	11 031	13.2
Others sources	125	148	18.4	1 341	1 453	8.4
Total own-source revenue excluding government enterprises	3 980	4 330	8.8	30 966	33 407	7.9
Revenue from government enterprises	423	417	- 1.4	2 814	3 055	8.6
Total own-source revenue	4 403	4 747	7.8	33 780	36 462	7.9
Federal transfers
Equalization	712	651	- 8.6	6 414	5 861	- 8.6
Protection payment	—	31	—	—	277	—
Health transfers	363	379	4.4	3 220	3 403	5.7
Transfers for post-secondary education and other social programs	123	123	—	1 084	1 105	1.9
Other programs	111	90	- 18.9	778	654	- 15.9
Total federal transfers	1 309	1 274	- 2.7	11 496	11 300	- 1.7
BUDGETARY REVENUE	5 712	6 021	5.4	45 276	47 762	5.5

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	December			April to December
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 602	2 811	8.0	21 085	21 713	3.0
Education and Culture	1 774	1 758	- 0.9	11 785	12 197	3.5
Economy and Environment	510	450	- 11.8	4 166	4 105	- 1.5
Support for Individuals and Families	517	504	- 2.5	4 357	4 546	4.3
Administration and Justice	310	318	2.6	2 654	2 745	3.4
Total program spending	5 713	5 841	2.2	44 047	45 306	2.9
Debt service	596	606	1.7	5 199	5 496	5.7
BUDGETARY EXPENDITURE	6 309	6 447	2.2	49 246	50 802	3.2

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	December
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	1 012	1 485	—	61	265	2 823	- 1 958	865
EXPENDITURE
Expenditure	- 855	- 1 444	- 9	—	- 265	- 2 573	1 866	- 707
Debt service	- 154	- 119	—	—	—	- 273	92	- 181
TOTAL	- 1 009	- 1 563	- 9	—	- 265	- 2 846	1 958	- 888
RESULTS	3	- 78	- 9	61	—	- 23	—	- 23

	April to December
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	8 945	13 503	—	550	996	23 994	- 16 007	7 987
EXPENDITURE
Expenditure	- 7 224	- 12 408	- 53	—	- 996	- 20 681	15 298	- 5 383
Debt service	- 1 285	- 932	—	—	—	- 2 217	709	- 1 508
TOTAL	- 8 509	- 13 340	- 53	—	- 996	- 22 898	16 007	- 6 891
RESULTS	436	163	- 53	550	—	1 096	—	1 096

1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.